Exhibit 5.1

July 30, 2007

Coca-Cola Enterprises Inc.

2500 Windy Ridge Parkway

Atlanta, GA 30338

Re:	Coca-Cola Enterprises Inc.
Registration Statement on Form S-3

Gentlemen:

I have acted as counsel to Coca-Cola Enterprises Inc. (the “Company”) in connection with the filing by the Company and Bottling Holdings Investments Luxembourg Commandite S.C.A. of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission relating to the proposed public offering and sale of an indeterminate aggregate principal amount of: (i) senior debt securities of the Company (the “CCE Debt Securities”), (ii) senior debt securities of BHI (the “BHI Debt Securities”), (iii) warrants to purchase CCE Debt Securities (the “Debt Warrants”), (iv) warrants to receive from the Company the cash value in U.S. dollars of the right to purchase and to sell such foreign currencies or units of two or more currencies as shall be designated by the Company at the time of offering (the “Currency Warrants” and, together with the Debt Warrants, the “Warrants”) and (v) guarantees (the “Guarantees”) of BHI senior debt securities. The CCE Debt Securities, Warrants and Guarantees are collectively called the “Securities.” The CCE Debt Securities will be issued under an Indenture (the “Company Indenture”) to be entered into between the Company and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”). The Warrants will be issued under warrant agreements (“Warrant Agreements”) to be entered into between the Company and a Warrant Agent. The Guarantees will be issued under an Indenture (the “BHI Indenture”) among BHI, as issuer, the Company, as guarantor, and the Trustee.

All capitalized terms not otherwise defined herein have the same meanings as defined in the Registration Statement and the prospectus forming a part thereof.

In rendering the opinions set forth below, I have examined such agreements, documents, instruments and records as I deemed necessary or appropriate under the circumstances for me to express such opinions. In rendering such opinions, I also have assumed that (i) the Company Indenture and the BHI Indenture have been duly authorized, executed and delivered by the Trustee, and in the case of the BHI Indenture, by BHI, (ii) prior to the offering and sale of CCE Debt Securities, the officers of the Company duly authorized by the Company’s Board of Directors or a committee thereof will authorize by proper corporate action the terms of and the prices at which the CCE Debt Securities are to be issued and sold pursuant to the terms of the Company Indenture, and (iii) prior to the offering and sale of Warrants, the officers of the Company duly authorized by the Company’s Board of Directors or a committee thereof and the applicable Warrant Agent will authorize by proper corporate action the terms of the Warrant Agreements and that the Warrant Agreements will be duly executed and delivered by the company and by the applicable Warrant Agent.

With regard to the opinions set forth below, insofar as they relate to the CCE Debt Securities, the Warrants and the Guarantees as valid, binding and enforceable obligations of the Company, I have relied solely upon an opinion letter dated July 30, 2007 from Cleary Gottlieb Steen & Hamilton LLP, New York, New York, with respect to all matters of New York law related thereto.

1. The CCE Debt Securities, when duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers thereof, will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture, except to the extent that the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

2. The Warrants, when duly executed by the Company and countersigned by the Warrant Agent in accordance with the applicable Warrant Agreement and delivered to and paid for by the purchasers thereof, will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the applicable Warrant Agreement, except to the extent that the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

3. The Guarantees constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I hereby consent to the reference made to me under the heading “Legal Matters” set forth in the prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours.

/s/ John J. Culhane
John J. Culhane

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